Supplement No. 10 dated April 30, 2003 to prospectus dated January 11, 2000


The expiration date of Netsmart Technologies, Inc. warrants to purchase 448,535 shares of common stock at $12.00 per share has been extended from April 30, 2003 to July 31, 2003.